Exhibit 10.2

ADMNISTRATIVE SERVICES AGREEMENT

This Agreement is entered into effective the 20th day of October, 2008, by and between Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively referred to hereinafter “NWL”) and Waddell & Reed, Inc. (hereinafter “Waddell & Reed”), on its own behalf and on behalf of its affiliated corporate insurance agencies.

WHEREAS, NWL agrees to develop, issue and administer certain annuity contracts life policies and qualified employer-sponsored retirement plan trust products (identified in Appendix A attached hereto and collectively, referred to hereinafter as (“the Products”); and

WHEREAS, Waddell & Reed supports the agreement of NWL to develop, issue and administer the Products listed in Appendix A attached hereto.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings contemplated herein, NWL and Waddell & Reed agree as follows:

APPOINTMENT OF PRODUCT DEVELOPER

NWL is hereby appointed Product Developer for the products referenced above and described in the attached Appendix A. The role of Product Developer means NWL shall develop and support the products for distribution exclusively by Waddell & Reed and perform those functions enumerated in the attached Exhibit A.

RELATIONSHIP AND WHOLESALER SUPPORT

NWL will dedicate one person to manage the relationship with Waddell & Reed during the term of the Exclusivity provision below. NWL will provide wholesaling and service support for the Products that is reasonably satisfactory to Waddell & Reed.  Nationwide will sponsor and participate in periodic meetings of Waddell & Reed’s sales representatives, as requested from time to time by Waddell & Reed during the term of the Exclusivity period below.

EXCLUSIVITY

Except as otherwise provided herein, NWL will be the exclusive provider to Waddell & Reed of the product types listed in the Appendix A attached hereto for a period of three (3) years from October 2008. During this three- (3) year period, Waddell & Reed will not offer any other competitor’s products to its clients, except as otherwise provided herein. Notwithstanding the foregoing, this exclusivity provision will not apply to (a) clients transferring similar investment products from one investment advisor and/or broker-dealer to Waddell & Reed, (b) additions made by Waddell & Reed clients to products owned prior to the commencement of distribution of like NWL products by Waddell &

Reed pursuant to the General Agent Agreement, (c) sales made by new Waddell & Reed financial advisors to prospects to which non-NWL products were offered prior to their engagement by Waddell & Reed, (d) products offered by Securian/Minnesota Life Insurance Company and its affiliates, (e) products offered by one (1) additional insurance company manufacturer to be identified by Waddell & Reed following the effective date of this Agreement, and (f) exception sales of products offered by other insurance companies where the sale of a NWL product is rejected by Waddell & Reed clients due to product feature or other reasons.

Waddell & Reed will make a good faith effort to monitor and report these exceptions to ensure that the principle of overall exclusivity is maintained. NWL will provide sufficient resources to fulfill mutually agreed upon product feature, support and service level standards. It is understood and agreed that such exclusivity shall terminate at Waddell & Reed’s option if (a) NWL fails to meet the agreed upon product feature, support and service standards or (b) NWL experiences a change of control involving an unaffiliated organization. NWL may also terminate its exclusive relationship with Waddell & Reed if Waddell & Reed fails to meet its obligations as set forth herein.

Notwithstanding the foregoing, if Waddell & Reed experiences a change of control involving an unaffiliated organization and such organization desires for Waddell & Reed to sell its products or the products of one or more of its affiliates (“Acquirer Products”), this exclusivity provision will not apply to the Acquirer Products. It is understood and agreed that if such a change of control should occur, and Waddell & Reed commences offering Acquirer Products, Waddell & Reed shall use its best efforts to ensure that NWL’s products receive and maintain an equitable competitive position in Waddell & Reed’s distribution system throughout the exclusive period. For purposes of this provision, an “equitable competitive position” shall mean the opportunity for NWL to provide products with substantially similar costs, features, commissions, fund diversification and positioning as the Acquirer Products. In the event such a change of control occurs and Waddell & Reed commences offering Acquirer Products, the exception from this exclusivity provision identified in Section (b) above, regarding a change of control at NWL involving an unaffiliated organization, shall cease to apply. The terms of the Exclusivity provision may be modified only in writing once mutually agreed upon by both parties.

Waddell & Reed agrees that, at all times during the term of this Agreement, both the level of marketing and promotional services and the level of product and other administrative support services provided by Waddell & Reed to NWL will be at least equal to the level of such services provided in each case by Waddell & Reed to Minnesota Life and its affiliated companies (“Minneso.ta Life Companies”), and any other co-exclusive provider permitted under this Agreement (“Co-Exclusive Provider”).  Waddell & Reed shall provide NWL with such relevant information as NWL may reasonably request about the nature, scope and frequency of all marketing, promotional and administrative services provided by Waddell & Reed to the Minnesota Life Companies and/or the Co-Exclusive Provider, and shall keep NWL reasonably informed about changes in the levels of such services.

SALES MATERIAL AND OTHER DOCUMENTS

Waddell & Reed shall not print, publish or distribute any advertisement, circular or any document relating to the products distributed pursuant to this Agreement or relating to NWL unless such advertisement, circular or document shall have been approved in writing by NWL, which approval shall not be unreasonably withheld and shall be given as promptly as possible. Neither NWL nor any of its affiliates shall print, publish or distribute any advertisement, circular or any document relating to the products distributed pursuant to this Agreement or relating to Waddell & Reed unless such advertisement, circular or document shall have been approved in writing by Waddell & Reed, which approval shall not be unreasonably withheld and shall be given as promptly as possible. However, nothing herein shall prohibit any person from advertising the products in general or on a generic basis.

SALES MATERIAL

1.     NWL shall develop and prepare promotional material to be used in the distribution of the products, in consultation with Waddell & Reed.

2.     NWL is responsible for the printing of such promotional material.

3.     NWL is responsible for the expense of providing such promotional material.

4.     NWL is responsible for approval of promotional material by state insurance regulators, where required.

5.     Waddell & Reed is responsible for the filing of all appropriate promotional material with federal securities regulators.

6.     All promotional material relating to the products shall be subject to prior approval by Waddell & Reed.

7.     Waddell & Reed and NWL agree to abide by the Advertising and Sales Promotion Material Guidelines, attached hereto as EXHIBIT B, and incorporated herein by reference.

PROSPECTUSES

NWL represents that the Contracts and Policies for the products, (collectively referred to hereinafter as “the Contracts”), are or shall be properly registered under the 1933 Act and/or the 1940 Act and agrees that the registration statements under the 1933 Act and/or the 1940 Act for the Contracts will remain in full force and effect for the duration of this Agreement. If any state should amend its current securities laws to require registration of insurance contracts, then NWL will comply with the amended state law.

Combined Product and Underlying Sub Account Prospectus- NWL shall be responsible for printing the product prospectuses and the underlying sub account prospectuses as a combined document. Waddell & Reed shall be responsible for providing a camera-ready copy of the underlying sub account prospectuses, as amended from time to time, to NWL for its use in printing the combined document.

This document will be used in sales kits and in the contract package for newly issued contracts. The total printing expense for the combined document shall be borne by NWL. Any annual product prospectus mailing required to be distributed to policyholders (Shareholders) by applicable law will not be produced as a combined document.

Product Prospectus- NWL shall be responsible for printing the product prospectuses for the annual product prospectus mailing required to be distributed to policyholders (Shareholders) by applicable law. The total printing expense and mailing expense (postage) for the product prospectuses will be borne by NWL.

Underlying Sub Account Prospectus- Waddell & Reed will print the underlying sub account prospectuses, and shall bear the total printing expense relating to any annual underlying sub account prospectus mailing required to be distributed to policyholders (Shareholders) by applicable law. NWL within ten (10) business days of a request by Waddell & Reed, shall send to Waddell & Reed an electronic file in a format reasonably acceptable to Waddell & Reed containing the names and mailing addresses of then-current policyholders to enable it to mail the underlying sub account prospectuses.  NWL will reimburse Waddell & Reed for the postage expense of the annual underlying sub account prospectus mailing required to be distributed to policyholders (Shareholders) by applicable law. Waddell & Reed and NWL shall share equally that portion of total printing expenses relating to the underlying sub account prospectuses produced for soliciting prospective policyholders (Marketing).

Supplements to Underlying Sub Account Prospectus- Waddell & Reed is responsible for the printing and mailing of any supplements to underlying sub account prospectuses required to be distributed to policyholders (Shareholders) by applicable law.  NWL within ten (10) business days of a request by Waddell & Reed, shall send to Waddell & Reed an electronic file in a format reasonably acceptable to Waddell & Reed containing the names and mailing addresses of then-current policyholders to enable it to mail the underlying sub account prospectus supplement.  Waddell & Reed shall be responsible for providing NWL a camera-ready copy of the supplement to the underlying sub account prospectuses to update the combined product and underlying sub account prospectus. NWL shall reimburse Waddell & Reed for associated postage expense of any supplements to underlying sub account prospectuses.

Underlying Sub Account Semiannual and Annual Reports- Waddell & Reed will print and bear the printing expense for the underlying sub account semiannual and annual reports distributed to policyholders (Shareholders) and NWL will reimburse Waddell & Reed for the postage expense of the underlying sub acccount semiannual and annual reports distributed to policyholders (Shareholders).

Upon request, NWL will provide Waddell & Reed copies of all registration statements, prospectuses, statements of additional information, reports, sales literature and other promotional materials, applications of exemption, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or a Variable Account.

Upon request, NWL will provide Waddell & Reed with a report, in a format reasonably acceptable to Waddell & Reed, listing the total number of Contract policyholders who have selected each of the sub accounts.

NWL, during the term of this Agreement, will immediately notify Waddell & Reed of the following: (i) When the Registration Statement for any Contract has become effective or when any amendment with respect to the Registration Statement thereafter becomes effective; (ii) Any request by the SEC for any amendments or supplements to the Registration Statement for any Contract or any request for additional information that must be provided by Waddell & Reed; and (iii) The issuance by the SEC of any stop order with respect to the Registration Statement for any Contact or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts.

CONTRACTS, APPLICATIONS AND RELATED FORMS

NWL is responsible for the design of product applications, contracts and related service forms in consultation with Waddell & Reed;

NWL is responsible for the printing of adequate supplies of product applications, contracts and related service forms;

NWL will, during the term of this Agreement, immediately notify Waddell & Reed of the following: (i) The states or jurisdictions where approval of the product contract forms is required under applicable insurance laws and regulations, and whether and when such approvals have been obtained; and (ii)  The states or jurisdictions where any product contract form may not lawfully be sold.

NWL is responsible for the design and printing of service forms which the parties jointly determine to be necessary.

NWL is responsible for supplying adequate quantities of service forms and will arrange for delivery of such forms in bulk to any location designated by Waddell & Reed.

PRODUCTION REPORTS

NWL will provide periodic production reports to Waddell & Reed during the term of this Agreement.  The frequency, content and format of such production reports shall be reasonably satisfactory to Waddell & Reed.

COMPLAINT HANDLING

NWL and Waddell & Reed shall inform the other party of (i) any complaints made to such party relating to the Services or Products provided under this Agreement, (ii) any actions, proceedings, claims, demands or complaints brought by a third party relating to the services or products provided under this Agreement, or to (iii) any complaints brought by a regulatory body relating to the Services or Products provided under this Agreement; and cooperate with the other party with respect to the resolution of such complaints and when possible adhering to regulatory deadlines.

MARKETING ALLOWANCE

NWL agrees to provide Waddell & Reed, promptly upon written request, records to verify the accuracy of the marketing allowance calculations.

Variable Annuities

In addition to the compensation payable to Waddell & Reed by NWL under the Distribution Agreement, NWL shall calculate and pay to Waddell & Reed marketing allowance compensation in an amount equal to 0.25% annually of the average monthly account value of all variable annuity assets for the products listed below distributed by Waddell & Reed.  The marketing allowance shall be paid by NWL to Waddell & Reed monthly and shall survive termination of this Agreement and the Distribution Agreement.

Variable Annuity Products

Waddell & Reed Advisors Select Annuity

Waddell & Reed Advisors Select Plus Annuity

Waddell & Reed Advisors Select Plus Annuity NY

Waddell & Reed Advisors Select Preferred Annuity

Fixed Annuities

In addition to the compensation payable to Waddell & Reed by NWL under the General Agent Agreement, NWL shall calculate and pay to Waddell & Reed marketing allowance compensation in an amount equal to 0.25% of gross sales of the fixed annuities listed below distributed by Waddell & Reed.

Fixed Annuity Products

Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity

Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity NY

Nationwide Platinum V Plus Fixed Annuity

Nationwide Quatro Select

Nationwide Quatro Select NY

Nationwide will pay Waddell & Reed asset based marketing allowance compensation in an amount based upon the chart below.  The payment will be a percentage of the average monthly account value of specified fixed annuities. The applicable annuities are the Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity and Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity NY distributed by Waddell & Reed. It is hereby recognized that the marketing allowance based on assets will reduce the effective interest rates on affected contracts by a corresponding amount.

Annual percentage of W&R Advisors Platinum V and Platinum V NY assets

Effective date	%
October 1, 2001 – September 30, 2002	0.25%
October 1, 2002 – October 14, 2002	0.10%
October 15, 2002 – October 23, 2002	0.00%
October 24, 2002 – December 4, 2002	0.10%
December 5, 2002 – January 5, 2003	0.25%
January 6, 2003 – January 31, 2003	0.20%
February 1, 2003 and later	0.00%

Variable Immediate Annuity

NWL will pay Waddell & Reed marketing allowance compensation in an amount equal to 0.25% annually of the average daily assets in the variable funds of the Waddell & Reed Advisors Select Income Annuity.  The marketing allowance shall be paid by NWL to Waddell & Reed monthly and shall survive termination of this Agreement and the Distribution Agreement.

WEBSITE HOSTING AND MAINTENANCE

NWL shall have sole control over the internet site at www.nationwidefinancial.com/waddellreed (the “Web Site”). Both parties agree that NWL will conduct regular performance updates and Web Site enhancements. Modifications in the Web Site shall be deemed approved if Waddell and Reed fails, within 10 business days, to object in writing to NWL’s Web Site changes. In the event Waddell and Reed objects to certain updates or enhancements, the parties shall negotiate in good faith, without penalty, and agree in writing to a Web Site solution acceptable to both parties.

NWL shall be responsible for compliance with the security, privacy and user access policies of the Web Site and compliance with all applicable state and federal laws pertaining to the Web Site, with the exception of the form and content of materials created by and obtained from Waddell & Reed.

No compensation shall be paid and each party shall bear its own costs with respect to the creation, maintenance and operation of the Web Site.

Both parties expressly agree that the indemnifications and representations of the Agreement are extended to include the Web Site activities. In addition, the following acknowledgements and representations are made, specifically relating to the Web Site:

Ownership of the Web Site. As between Waddell & Reed and NWL, Waddell & Reed acknowledges that NWL is the exclusive owner of the Web Site, its services and content. NWL acknowledges that content given to NWL by Waddell & Reed for the Web Site shall remain the property of Waddell & Reed or its licensor. Neither NWL nor Waddell & Reed shall have any rights in the other party’s content other than the limited right to use such content as required to perform the terms of this Agreement.

Since NWL has customized this particular Web Site for Waddell & Reed, Waddell & Reed hereby grants to NWL the nonexclusive, nontransferable, nonassignable right during the term of this Agreement to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly), the Waddell & Reed icon, the Waddell & Reed name and any other related textual and graphic materials, if any, that are provided by Waddell & Reed to NWL for the express purpose of inclusion on the Web Site.

To further the purpose, and subject to the terms of this Agreement, each party hereby grants to the other party a limited, non-exclusive, nonsublicenseable, royalty-free, worldwide license to use such party’s trademarks, service marks, trade names, logos, or other commercial or product designations (collectively, the “Marks”). The owner of the Marks may terminate the foregoing license if, in its sole discretion, the licensee’s use of the Marks does not conform to the owner’s standards. Title to and ownership of the owner’s Marks shall remain with the owner. The licensee shall not take any action inconsistent with the owner’s ownership of the Marks and any benefit accruing from the use of such Marks shall automatically vest in the owner.

NWL shall acquire no ownership to Waddell & Reed’s intellectual property rights by virtue of its inclusion of Waddell & Reed’s trademark on the Web Site, nor shall Waddell & Reed acquire any rights in NWL’s intellectual property or in NWL’s ownership of the Web Site by its trademark’s inclusion on the Web Site.

Neither party makes any express or implied warranties to the other party with respect to the Web site including, but not limited to, warranties of merchantability, fitness for a particular purpose, or that the operation of the Web site will be uninterrupted or error-free. Neither party shall be liable to the other for loss of use, data, or profits, business interruption, or any other damages caused by or resulting from interruptions or errors on the Web site caused by forces outside of reasonable control, including but not limited to malicious codes, interrupted communications, and/or hackers,

Waddell & Reed warrants that any passwords or access devices provided to the Web site are for the sole use of the General Agent or Agents, and shall not be provided to any consumers.

Waddell & Reed and NWL agree that consumer’s nonpublic personal information obtained from and provided to each party will be maintained as confidential, will be used for only the intent and purpose shared, and will comply with all laws relating to privacy, confidentiality, security and the handling of customer information which may from time to time be established.

Either party may terminate the Web Site relationship without penalty by 30 days prior written notice. Upon termination of the Web Site relationship, all rights, licenses, and privileges shall automatically revert to the granting party.

GENERAL PROVISIONS

PREVIOUS AGREEMENT

As of the effective date of this Agreement, this Agreement shall supersede and effectively terminate any and all Administrative Services Agreements and amendments to all Administrative Service Agreements that may have been entered into between NWL and Waddell & Reed.

OTHER AGREEMENTS

NWL and Waddell & Reed acknowledge other agreements are established between the two parties however, the provisions of this Agreement control the conduct contemplated herein.

WAIVER

Failure of NWL or Waddell & Reed to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

LIMITATIONS

Neither party shall have authority on behalf of the other to (i) make, alter or discharge any contractual terms of the products, (ii) to waive any forfeiture, (iii) extend the time of making any contributions to the products, (iv) guarantee dividends, (v) alter the forms which either may prescribe (vi) or substitute other forms in place of those prescribed by the other.

BINDING EFFECT

This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, provided that neither party shall assign or sub-contract this Agreement or any rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld.

INDEMNIFICATIONS

NWL agrees to indemnify and hold Waddell & Reed harmless from any and all losses, claims, damages, liabilities or expenses to which Waddell & Reed may become subject under any statute, regulation, common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses relate directly to the sale of the Contracts and arise as a direct consequence of: (i) any material misrepresentation or omission, or alleged misrepresentation or omission, contained in the registration statement, prospectuses or the Contracts; (ii) any failure by NWL or its employees, whether negligent or intentional, to perform the duties and discharge the obligations contemplated in this Agreement;  (iii) any fraudulent, unauthorized or wrongful act or omission by NWL, its employees, contractors or agents; and (iv) NWL’s misuse, modification and/or unauthorized use of the Marks or any claims that the Marks or materials provided to Waddell & Reed by NWL pursuant to this Agreement constitute an infringement of title, copyright, trademark or other intellectual property rights of a third party, or piracy, plagiarism, or unfair competition or idea misappropriation under implied or express contract or any other cause of action in any way related to the Marks or materials provided to Waddell & Reed by NWL pursuant to this Agreement.

Waddell & Reed agrees to indemnify and hold NWL, their officers, directors, employees and agents harmless from any and all losses, claims, damages, liabilities or expenses to which NWL may become subject under any statute, regulation, common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses related directly to the sale of the Contracts and arise as a direct consequence of: (i) any material misrepresentation or omission, or alleged misrepresentation or omission involving the sales subject to this Agreement, provided that such misrepresentations or omissions are not caused by NWL; (ii) any failure by Waddell & Reed, its Agents or affiliated agencies, whether negligent or intentional, to perform the duties and discharge the obligations contemplated in this Agreement; (iii) any fraudulent, unauthorized or wrongful act or omission by Waddell & Reed, its Agents or affiliated agencies; (iv) Waddell & Reed’s misuse, modification and/or unauthorized use of the Marks or any claims that the Marks or materials provided to NWL by Waddell & Reed pursuant to this Agreement constitute an infringement of title, copyright, trademark or other intellectual property rights of a third party, or piracy, plagiarism, or unfair competition or idea misappropriation under implied or express contract or any other cause of action in any way related to the Marks or materials provided to NWL by Waddell & Reed pursuant to this Agreement; (iv) any and all actions conducted on the part of Waddell & Reed, its Agents or affiliated agencies resulting from a finding by any regulatory agency with jurisdiction over NWL that a sale of a Contract was unsuitable; and (v) any loss, damage, liability, claim, demand, suit, judgment and expense (including reasonable attorneys’ fees) brought against NWL due to the misuse of Waddell & Reed’s access number(s), password(s) and account number(s) collectively referred to as “Security Codes.”

In the event that NWL is compelled or agrees to pay any amount in the settlement of any claim, judgment, arbitration or similar action pursuant to this Section, Waddell & Reed shall reimburse NWL. NWL, in the alternative, may deduct the amount of such reimbursement obligation from any sales compensation subsequently payable to Waddell & Reed.

No party shall be liable, as the indemnifying party pursuant to this Section, to the extent that the losses, claims, damages, liabilities or legal expenses incurred by the indemnified party arise out of the indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or through the reckless disregard of the indemnified party’s duties, under this Agreement.

The parties will promptly notify each other of the commencement of any litigation or proceedings, or the assertion of any claim or any material inquiries related to the duties set forth in the Agreement.  The indemnifying party shall have control of the defense of any such action, including appeals, and of all negotiations relating thereto, including the right to effect the settlement or compromise thereof.

Nothing in this Section shall preclude the parties from exercising any other rights and remedies that may be available to them at law or in equity.

NOTICES

All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as follows:

To NWL:

Nationwide Life Insurance Company

John L. Carter

Senior Vice-President, Nationwide Life Insurance Company

One Nationwide Plaza

Columbus, OH 43216

To Waddell & Reed:

Waddell & Reed, Inc.

Tom Butch

President and Chief Marketing Officer

6300 Lamar Avenue

Overland Park, KS 66202

With a copy to:

Waddell & Reed, Inc.

Attn: Legal Department

6300 Lamar Avenue

Overland Park, KS 66202

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

PRIVACY/CONFIDENTIALITY OF INFORMATION

Confidentiality Obligation.  Each party (in such capacity, the “Receiving Party”) shall hold the Confidential Information (as defined below) of the other party (in such capacity, the “Disclosing Party”) in strict confidence.  Each party shall take all reasonable steps to assure that any material or information considered by either party to be confidential which has or will come into the possession or knowledge of the other in connection with this Agreement shall not be disclosed to others, in whole or in part, without the prior written permission of the other party or as otherwise provided herein.  In addition, each party agrees not to use, disclose or distribute any Confidential Information except as necessary to perform the terms of this Agreement.  Each party warrants that it will protect and maintain the other party’s Confidential Information with reasonable care, which shall not be less than the degree of care it uses to protect and maintain is own Confidential Information.  Each party represents and agrees that it shall not disclose Confidential Information on other than a “need to know basis” and then only to (a) Receiving Party’s employees, officers or agents engaged in a use permitted hereby, (b) affiliates of Receiving Party provided they shall be restricted in use and subsequent disclosure to the same extent as Receiving Party, and (c) third party service providers of Customer and customer’s affiliated and subsidiary companies solely for use in connection with the provision of services to Customer and affiliated and subsidiary companies; provided that Customer’s third party service providers shall in advance sign a confidentiality agreement that includes reasonable nondisclosure provisions and that is no less restrictive than the terms of this Agreement.  The Receiving Party shall not duplicate any material containing Confidential Information except in the direct performance of its obligations under this Agreement.

CONFIDENTIAL INFORMATION

As used herein, “Confidential Information” shall mean information, including trade secrets, know-how, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present and future marketing, financial, research and development activities, and personal information about employees, policyholders, customers, licensors, contractors and others, that may be disclosed, whether orally or in writing, to the Receiving Party, or that may be otherwise received or accessed by the Receiving Party in connection with this Agreement, whether transmitted prior to or after the Effective Date, and which is information either identified as being Confidential Information, or which is information that a reasonable business person would understand to be confidential Information.  Examples of Confidential Information include, but are not limited to, the terms and conditions of this Agreement and any Order, the Disclosing Party’s (or its third party business partner’s, who shall be an express third party beneficiary under this Agreement) customer lists, pricing policies, market analyses, market projections, consulting and sales methods and techniques, expansion plans, programs, program decks, routines, subroutines, operating systems, internal controls, security procedures, inventions, methods of operation or proposed methods of operation, object and source codes, updates thereto, and related items, including, but not limited, specifications, layout, charts and other like materials and documents, together with all information, data, and know-how, technical or otherwise, included therein, manuals printouts, notes and annotations on disks, diskettes, tapes or cassettes, both master and duplicate.

Notwithstanding the foregoing, “Confidential Information” shall not include information: (i) previously known to the Receiving Party without an obligation of confidence; (ii) independently developed by or for the Receiving Party or Receiving Party’s employees, consultants or agents without reference to or use of the Confidential Information; (iii) was lawfully acquired by the Receiving Party form a third party which is not, to the Receiving Party’s knowledge, under an obligation of confidence with respect to such information; or (iv) which is or becomes publicly available through not fault of the Receiving Party or by no breach of this Agreement.  If the Receiving Party receives a subpoena or other validly issued administrative or judicial process demanding confidential Information, it shall promptly notify the Disclosing Party of such receipt and tender to it the defense of such demand.  After providing such notification, the Receiving Party shall be entitled to comply with such subpoena or other process to the extent permitted by Law.  Notwithstanding the fact that a portion of Confidential Information is or may become non-confidential, each party’s obligations under this Agreement will continue to apply to all other Confidential Information.

Customer Information: As used herein, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated there under.  Each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

Customer Information shall not include information that is not personally identifiable (de-identified information).  De-identified information may be used by NWL and/or its service providers, either alone or in aggregate, for research, studies, and for other business purposes.

Unauthorized Disclosure.  Receiving Party shall:  (a) promptly notify Disclosing Party of any unauthorized possession, use or knowledge, or attempt thereof, of Disclosing Party’s Confidential Information by any person or entity that may become known to Receiving Party, (b) promptly furnish to Disclosing Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist Disclosing Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Disclosing Party’s Confidential Information, (c) cooperate with Disclosing Party in any litigation and investigation against third parties deemed necessary by Disclosing Party to protect its proprietary rights, and (d) use reasonable steps to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Disclosing Party’s Confidential Information.  Receiving Party shall bear the cost it incurs as a result of compliance with this Section.

Return or Destruction of Confidential Information.  Upon the Disclosing Party’s written request or following the completion or termination of any Statement of Work, the Receiving Party shall promptly (i) return to NWL all documents and other media containing Confidential Information that is in Receiving Party’s possession or control, and (ii) purge, delete or destroy, to the extent reasonably practical, any Confidential Information that cannot feasibly be returned to Disclosing Party, and (iii) safeguard all other documents or media, containing personal information, that cannot be returned, purged, deleted or destroyed.  With respect to identical copies of documents or other media whose originals have been returned to Disclosing Party, Receiving Party will purge, delete or destroy such copies.

Data Security.  In addition to complying with Customer Policies relating to security of and access to Customer Information, in performing the Services here under, Supplier shall adhere to industry standard best practices for security customer data so as to reasonably ensure that Customer Information is not lost or stolen or otherwise used, modified or accessed by any other party without Customer’s prior written approval.

Indemnification and Limitation on Liability.  The parties understand and agree that there shall be no cap on liability for direct damages arising out of breaches of confidentiality involving breaches of data that lead to the release and misuse of data pertaining to Customer or its employees (“Identified Breaches”).  All damages arising out of or relating to Identified Breaches shall be deemed direct damages for purposes of this Agreement.

This Section shall survive and continue in full force and effect notwithstanding the expiration or termination of the Agreement.

TERM OF AGREEMENT

This Agreement shall remain in full force and effect for three (3) years from October 2008 or unless terminated for cause, and may be amended only by mutual agreement of the parties, in writing. Any decision by either party to cease issuance or distribution of any specific product contemplated under this Agreement shall not effect a termination of the Agreement unless mutually agreed upon, or unless notice is given pursuant to the Notices section hereof.

TERMINATION

Either party may terminate this Agreement for cause at any time, upon written notice to the other, if the other knowingly and willfully (a) materially fails to comply with the laws or regulations of any state or governmental agency or body having jurisdiction over the sale of insurance or securities, (b) misappropriates any money or property belonging to the other, (c) subjects the other to any material actual or potential liability due to misfeasance, malfeasance, or nonfeasance, (d) commits any fraud upon the other, (e) has an assignment for the benefit of creditors, (f) incurs bankruptcy, or (g) commits a material breach of this Agreement; and does not cure such breach within 30 days following its receipt of written notice from the terminating party.

NWL shall support the retention of Waddell & Reed Investment Management Company as sub-advisor of certain Nationwide separate accounts, unless Waddell & Reed experiences a change in control and materially violates the Exclusivity provision described herein.

Either party may terminate this Agreement, without regard to cause, upon six months prior written notice.

In the event of termination of this Agreement, NWL and Waddell & Reed will use “best efforts,” as defined below, to preserve in force the business relating to the products issued pursuant to this Agreement.

“Best efforts” with respect to Waddell & Reed shall mean that Waddell & Reed shall endeavor to ensure that the various sales representatives appointed by it shall not recommend to an owner of a product that the product be exchanged for a non-NWL policy unless there are reasonable grounds that the exchange of the product is suitable for the product owner, with both Waddell & Reed and NWL acknowledging the limitations on Waddell & Reed’s ability to do so due to the independent contractor status of its sales representatives. “Best efforts” with respect to NWL shall include, but not be limited to, efforts by NWL to make available new product features, contractual benefits and administrative and service enhancements which can, if economically feasible, be introduced to owners of the products, thereby discouraging the surrender, cancellation, exchange or transfer of the products identified in Appendix A.

IN WITNESS WHEREOF, the parties hereto execute this Agreement effective as of the date written above.

Waddell & Reed, Inc.

By: /s/ Thomas W. Butch

Title: President

NATIONWIDE LIFE INSURANCE COMPANY

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By: /s/ John L. Carter

Title:	Senior Vice President Non-Affiliated Sales, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company

APPENDIX A

PRODUCT TYPES

Exclusivity refers to the following product types:

Variable Annuities

Variable Universal Life Insurance

Retirement Plans

This APPENDIX may be amended from time to time with the addition of certain other annuity or insurance product types.

Exhibit A
Administration Services Agreement
Analysis of Functions and Responsibilities

Administration and Customer Service

NWL

- Applies underwriting issue criteria to application. Notifies agent and/or customer of any error or missing data necessary to underwrite application and establish Contract Owner records.

-Receives and processes all Policyholder service requests, including but not limited to informational requests, beneficiary changes, payments, deposits, and transfers of contract value between eligible investment options. Receives and processes surrenders, loans, death claims in accordance with established guidelines.

-Prepares checks for surrenders, loans, death claims and forwards to payee. Prepares and mails confirmation statement of disbursement to Contract Owner/Beneficiary, with copy to agent.

-Maintains daily records of all changes made to Contract Owner accounts and values those accounts daily.

-Researches and responds to all customer/broker policy inquiries. Keeps all required policyholder records.

-Prints and provides all forms ancillary to contract policy issue.

- Maintain adequate number of toll-free lines to service customer-broker policy inquiries.

WADDELL & REED

- Forwards completed application and associated forms to NWL.

- Waddell & Reed shall maintain its registration under the 1934 Act and shall continue registration in good standing with the FINRA. Waddell & Reed shall promptly notify NWL in the event that any appointed agent fails to maintain required licenses, or materially fails to adhere to supervisory standards in connection with the sale of the products established jointly by NWL and Waddell & Reed.

- Accommodates customer service function by providing any supporting information or documentation which may be in the control of Waddell & Reed.

- Researches and responds to customer/broker inquiries regarding fund performance and distribution practices.

- Promptly communicates complaints (formal written complaints and all inquires or complaints from any federal or state regulatory body) received by Waddell & Reed and assists in resolution.

-Communicates responsibilities to producers and supports the process as appropriate.

NWL

- Maintains a 24 hour “voice response” system for unit values and contract values and other applications as developed.

- Responds to formal complaints from state insurance departments, the SEC, and other outside agencies.

-Provides payout quotes information for customers.

-   Provides service support for all new contract sales.

-   Provides several daily outbound data feeds on existing contracts, including registration, transaction, unit values, and production history files in lieu of paper delivery of producer confirmation, quarterly statements, and commission statements.

Accounting, Daily Trades and Valuations

This Section is governed by the fund participation agreement which has been entered into by NWL and the W&R Target Funds-such agreement is hereby incorporated by reference into this Agreement.

Banking

NWL- - Balances, edits, endorses and prepares daily deposit. -Places deposits in depository account. Prepares daily cash journal summary reports and maintains same for review by Waddell & Reed.	WADDELL & REED

Proxy Processing

This section is governed by the fund participation agreement which has been entered into by NWL and the W&R Target Funds-such agreement is hereby incorporated by reference into this Agreement.

Premium Taxes

NWL

-   Collects, pays and accounts for premium taxes as appropriate.

-   Prepares and maintains all premium tax records by state. Maintains liabilities in General Account ledger for accrual of premium taxes collected. Integrates all company premium taxes due and performs related accounting.

WADDELL & REED

Regulatory and Other Reporting

 NWL

- Prepares and files all contracts and registrations required by SEC and state insurance departments as related to the annuity product.

–    Prepares and files Separate Account Semi-Annual and Annual Statements.

–    Prepares and mails the appropriate, required IRS reports at the Contract Owner level. Files same with required regulatory agencies.

–    Prepares and files N-SAR for the Separate Account.

-    Responsible for all audits related to the separate account and registration. Provides periodic reports in accordance with Schedule of Reports to be jointly prepared by NWL and Waddell & Reed.

WADDELL & REED

- Prepares and files registrations as required by the SEC relative to the mutual fund investments.

–    - Prepares and files form N-SAR for the mutual funds.

-Responsible for all audits related to the mutual funds.

-Provides periodic reports in accordance with Schedule of Reports to be jointly prepared by NWL and Waddell & Reed.

Sales and Marketing

NWL

-   Supports the wholesaling effort of the Products.

-   Provides input into the Sales and Marketing plan. Responsible for planning service and administration support to appropriately support the sales efforts.

-   Responsible for leading joint development of all sales and marketing materials and for all costs associated with printing, storing, postage and delivery.

WADDELL & REED

-     Responsible for wholesaling the Products to prospective producers including seminars, one-on-one presentations, training, and other normal wholesaling activities.

-   Participates in joint development of all sales and marketing materials, and files with state insurance authorities as required,

-   Responsible for filing sales and marketing material with FINRA.

-   Responsible for development and

- Provides input and prior approval on advertising materials. Files with regulatory agencies as required.	associated costs of all advertising developed by Waddell & Reed.

EXHIBIT B

ADVERTISING AND SALES PROMOTION MATERIAL GUIDELINES

In order to assure compliance with state and federal regulatory requirements and to maintain control over the distribution of promotional materials dealing with the Products, NWL and Waddell & Reed require that all variable contract promotional materials be reviewed and approved by both NWL and Waddell & Reed prior to their use. These guidelines are intended to provide appropriate regulatory and distribution controls.

Sufficient lead time must be allowed in the submission of all promotional material. NWL and Waddell & Reed shall approve in writing all promotional material. Such approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time as agreed.

All promotional material will be submitted in “draft” form to permit any changes or corrections to be made prior to the printing.

NWL and Waddell & Reed will provide each other with the information below regarding the intended use of promotional material submitted. Approval for one use will not constitute approval for any other use. Different standards of review may apply when the same advertising material is intended for different uses. The following information will be provided for each item of promotional material:

i)	In what jurisdiction(s) the material will be used.
ii)	Whether distribution will be for “public” or “broker dealer only” use.
iii)	How the material will be used (e.g., brochure, mailings, 482 ads, etc.)
iv)	The projected date of initial use and, if a special promotion, the projected date of last use.

NWL and Waddell & Reed will advise each other of the date on which any material is discontinued from use.

Any changes to previously approved promotional material must be resubmitted, following these procedures. When approved material is to be put to a different use, request for approval of the material for the new use must be submitted.

NWL and Waddell & Reed will assign a form number to each item of advertising on each piece of advertising and sales promotional material. It will be used to aid in necessary filings, and to maintain appropriate controls.

NWL and Waddell & Reed will provide written approval for all material to be used.

Waddell & Reed will provide NWL with a minimum of 50 copies of all material in final print form to effect necessary state insurance regulatory filings.

Waddell & Reed will coordinate, perform and be responsible for FINRA and any state securities regulatory filings of sales and promotional material to be used by Waddell & Reed registered representatives.

All telephone communication and written correspondence should be directed to Compliance Director, Nationwide Life Insurance Company, One Nationwide Plaza 1-33-401, Columbus, OH 43216 and if to Waddell & Reed, to, Tom Kennedy, Waddell & Reed, Inc, 6300 Lamar Avenue, Overland Park, KS 66202 (phone 913-236-2059).